Exhibit (h)(A41)

AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment is entered into as of February 16, 2022, by and among Teachers Insurance and Annuity Association of America (the “Company”) on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A of the Agreement as may be amended from time to time, Parnassus Fund (the “Fund”) and Parnassus Investments (the “Adviser”).

RECITALS

WHEREAS, the parties entered into an Agreement dated July 11, 2016, as amended (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the parties hereby agree to amend the Agreement as follows:

1. Amendment

Schedule A. Schedule A of the Agreement is deleted in its entirety and replaced with Schedule A attached hereto.

2. Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

3. Counterpart Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. Facsimile signatures shall have the same effect as manual signatures. All counterpart signatures shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date first above written.

TEACHERS INSURANCE AND ANNUITY

ASSOCIATION OF AMERICA

By:
Title:	Managing Director
Date:	2/16/2022

By:
Title:
Date:

SCHEDULE A

Fund Company	Investment Option	Ticker
Parnassus	Parnassus Core Equity Institutional	PRILX

Parnassus	Parnassus Endeavor Institutional	PFPWX

Parnassus	Parnassus Mid Cap Institutional	PFPMX